Exhibit 99.1
News Release
LCA-Vision Grows Revenues 26% and Increases Procedure Volume 24%
Cincinnati, October 24, 2006 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced financial and operational results for the three months and nine months ended September 30, 2006.
Financial & Operational Highlights
•	Third quarter 2006 revenues grew 26% to approximately $59.3 million from approximately $47.0 million in the third quarter of 2005.

•	Third quarter 2006 same-store revenues at vision centers located in the Untied States increased 6% over the third quarter of 2005.

•	Third quarter 2006 procedure volume increased 24% to 42,539 from 34,187 in the third quarter of 2005.

•	Third quarter 2006 net income and earnings per share were approximately $7.2 million and $0.34 compared with approximately $7.9 million and $0.37, respectively, in the third quarter of 2005.

•	Cash provided by operations grew 48% to approximately $48.3 million for the nine months ended September 30, 2006 from approximately $32.6 million for the nine months ended September 30, 2005.

•	Successfully opened five new LasikPlus vision centers during the third quarter of 2006 in Sugar Land, Texas; Denver, Colorado; New Haven, Connecticut; Dallas, Texas; and Oakdale, Minnesota. LasikPlus vision centers are now located in 44 markets in 28 states.
Craig Joffe, LCA-Vision’s Interim Chief Executive Officer and Chief Operating Officer commented, “Third quarter revenue growth was solid at 26% over the third quarter of 2005, in a market that has been flat to down for the past four quarters. Although we were able to generate strong year-over-year increases in both revenue and procedure volume, we did not achieve the higher level of same-store revenue growth that we have been accustomed to delivering over the last three years. Driven primarily by less effective direct-to-consumer marketing, the softening in our same-store growth was most pronounced in a number of our older markets.”
Mr. Joffe continued, “While we made changes to our marketing plan throughout the third quarter, the changes did not yield the improvements we expected to realize later in the quarter. We have since identified a number of opportunities in our direct-to-consumer marketing strategies, and are working diligently to adjust the media mix and enhance the message we are delivering to our consumers based on our learnings.”
“We successfully opened five new LasikPlus vision centers during the third quarter, and last week announced the opening of a LasikPlus vision center in Lexington, Kentucky,” added Mr. Joffe. “Year-to-date, we have opened nine new vision centers, and now own and operate 58 LasikPlus vision centers in the United States. The vision centers opened over the past year are performing well and continue to exceed our expectations. Our business model is sound, and we are on track to meet our goal of opening a total of 10 to 12 vision centers this year. Looking ahead, we expect to open at least 12 to 15 vision centers throughout 2007. We remain focused on strategically expanding the LasikPlus footprint through the United States, while continuing to deliver high-quality results to our patients at an affordable price.”

3Q-06 Earnings Release
Revenues & Operating Income
Revenues grew 26% to approximately $59.3 million in 2006’s third quarter from approximately $47.0 million in 2005’s third quarter. Third quarter 2006 same-store revenues at vision centers located in the Untied States increased 6% over the third quarter of 2005. 44 vision centers were included in the same-store revenue count. Procedure volume increased 24% in 2006’s third quarter to 42,539 from 34,187 procedures performed in 2005’s third quarter. Operating income was approximately $9.9 million in 2006’s third quarter compared with approximately $12.0 million in 2005’s third quarter. Third quarter 2006 operating income was reduced by approximately $1.5 million as a result of the expensing of equity-based compensation.
Net Income & Earnings Per Share
Third quarter 2006 net income and earnings per share were approximately $7.2 million and $0.34 compared with approximately $7.9 million and $0.37, respectively, in the third quarter of 2005. Included in net income for the third quarter of 2006 was the after-tax cost of approximately $1.2 million, or $0.06 per diluted share, for the expensing of equity-based compensation.
Cash Position
Cash provided by operations grew 48% to approximately $48.3 million for the nine months ended September 30, 2006 from approximately $32.6 million for the nine months ended September 30, 2005. Cash equivalents and short-term investments increased to approximately $130.0 million as of September 30, 2006 from approximately $110.5 million as of December 31, 2005.
Share Repurchase
In May 2005, LCA-Vision announced that it had been authorized by its Board of Directors to purchase up to 1,000,000 shares of its common stock. During the third quarter of 2006, the company purchased 250,000 shares of common stock at an average price of approximately $42.30 per share, bringing the total number of shares purchased under the authorization to 446,500 at an average price of approximately $42.62 per share.
Year-to-Date Results
For the nine months ended September 30, 2006, net income increased 24% to approximately $31.2 million from approximately $25.1 million for the nine months ended September 30, 2005, and earnings per diluted share increased 25% to $1.46 from $1.17. Included in net income for the first nine months of 2006 was the after-tax cost of approximately $3.5 million or $0.16 per diluted share, for the expensing of equity-based compensation.
For the nine months ended September 30, 2006, revenues grew 36% to approximately $198.2 million from approximately $145.6 million for the nine months ended September 30, 2005. Procedure volume increased 33% to 143,219 procedures from 107,775 procedures. Operating income increased 18% to approximately $47.7 million from approximately $40.3 million. Operating income in the first nine months of 2006 was reduced by approximately $4.4 million as a result of the expensing of equity-based compensation.
Conference Call & Webcast
As previously announced, a conference call and webcast will be held today, Tuesday, October 24, 2006 at 10:00 a.m. (ET). To access the conference call, dial 866-322-1352 (within the United States and Canada), or 706-758-1564 (international callers). The webcast and presentation will be available at the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 747 75 62.

3Q-06 Earnings Release
Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding our belief that revenues and earnings will exhibit healthy year-over-year growth for fiscal 2006, among others, are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers, which recent results would indicate are no longer as effective as they have been in prior periods; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability, which we have recently experienced including at the executive management level; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events, or circumstances, or otherwise.
About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 58 LasikPlus fixed-site laser vision correction centers in the United States and a joint venture in Canada. Additional information is available at our corporate websites: www.lca-vision.com and www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!
For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

3Q-06 Earnings Release
LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues — Laser refractive surgery	$59,302	$47,031	$198,152	$145,612

Operating costs and expenses
Medical professional and license fees	10,026	8,629	34,916	26,893
Direct costs of services	18,840	13,049	58,014	39,973
General and administrative expenses	5,457	3,307	15,698	9,870
Marketing and advertising	12,896	7,995	35,663	22,797
Depreciation	2,150	2,023	6,193	5,779

Operating income	9,933	12,028	47,668	40,300

Equity in earnings from unconsolidated businesses	181	222	504	245
Minority equity interest	(4)	(4)	(20)	(415)
Net investment income	1,523	1,094	4,380	2,377

Income before taxes on income	11,633	13,340	52,532	42,507

Income tax expense	4,388	5,394	21,318	17,423

Net income	$7,245	$7,946	$31,214	$25,084

Income per common share
Basic	$0.35	$0.39	$1.50	$1.23
Diluted	$0.34	$0.37	$1.46	$1.17

Dividends declared per share	$0.12	$0.08	$0.36	$0.24

Weighted average shares outstanding
Basic	20,827	20,611	20,805	20,426
Diluted	21,279	21,576	21,405	21,453

3Q-06 Earnings Release
LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$53,662	$110,531
Short-term investments	76,377	—
Accounts receivable, net of allowance for doubtful accounts of $2,420 and $2,641	12,234	10,520
Receivables from vendors	3,335	3,207
Prepaid expenses and other	4,916	4,031
Prepaid income taxes	2,172	2,875
Deferred tax assets	3,501	3,542

Total current assets	156,197	134,706

Property and equipment	72,703	63,026
Accumulated depreciation and amortization	(44,594)	(38,342)

Property and equipment, net	28,109	24,684

Accounts receivable, net of allowance for doubtful accounts of $435 and $504	1,807	1,132
Deferred compensation plan assets	3,489	2,569
Investment in unconsolidated businesses	662	158
Deferred tax assets	1,880	2,064
Other assets	1,604	1,539

Total Assets	$193,748	$166,852

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$4,267	$3,800
Accrued liabilities and other	10,359	8,910
Debt maturing in one year	2,456	2,122

Total current liabilities	17,082	14,832

Capital lease obligations	2,081	1,434
Deferred compensation liability	3,601	2,569
Insurance reserve	6,020	3,840
Minority equity interest	42	41

Stockholders’ investment
Common stock ($0.001 par value; 24,783,597 and 24,368,992 shares and 20,786,303 and 20,768,198 shares issued and outstanding, respectively)	25	24
Contributed capital	159,069	145,262
Common stock in treasury, at cost (3,997,294 shares and 3,600,794 shares)	(34,494)	(17,671)
Retained earnings	40,244	16,514
Accumulated other comprehensive income	78	7

Total stockholders’ investment	164,922	144,136

Total Liabilities and Stockholders’ Investment	$193,748	$166,852

3Q-06 Earnings Release
LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flow
(Dollars in thousands)

	Nine Months Ended
	September 30,
	2006	2005
Cash flow from operating activities:
Net income	$31,214	$25,084
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,193	5,779
(Reduction in) provision for loss on doubtful accounts	(290)	782
Deferred income taxes	213	2,946
Tax benefit on disqualified disposition of stock options	4,352	—
Stock-based compensation	4,383	—
Deferred compensation	1,032	939
Insurance reserve	2,180	1,279
Equity in earnings of unconsolidated affiliates	(504)	(245)
Changes in working capital:
Accounts receivable	(2,099)	(4,185)
Receivables from vendors	(128)	(1,074)
Prepaid expenses, inventory and other	(885)	(230)
Prepaid income taxes	703	—
Accounts payable	467	(1,787)
Income taxes payable	—	1,546
Accrued liabilities and other	1,470	1,720

Net cash provided by operations	48,301	32,554

Cash flow from investing activities:
Purchase of property and equipment	(6,449)	(6,796)
Purchase of investment securities	(215,235)	—
Proceeds from sale of investment securities	138,868	—
Distribution from Minority Equity Investees	—	186
Deferred compensation plan	(920)	(967)
Increase in investment of unconsolidated affiliate	—	(883)
Other, net	6	149

Net cash used in investing activities	(83,730)	(8,311)

Cash flow from financing activities:
Principal payments of long-term notes, debt and capital lease obligations	(2,187)	(714)
Shares repurchased for treasury stock	(16,823)	(2,209)
Exercise of stock options	5,073	6,626
Distribution paid to minority equity investers	(19)	—
Dividends paid to stockholders	(7,484)	(4,911)

Net cash used in financing activities	(21,440)	(1,208)

(Decrease) increase in cash and cash equivalents	(56,869)	23,035

Cash and cash equivalents at beginning of period	110,531	86,088

Cash and cash equivalents at end of period	$53,662	$109,123